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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-19373

             GENZYME BIOSURGERY CORPORATION (F/K/A BIOMATRIX, INC.)
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               ONE KENDALL SQUARE
                               CAMBRIDGE, MA 02138
                                 (617) 252-7500
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                         COMMON STOCK, $0.0001 PAR VALUE
                         -------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12(g)-4(a)(1)(i)     [X]   Rule 12h-3(b)(1)(ii)       [ ]
          Rule 12(g)-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)        [ ]
          Rule 12(g)-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(i)        [ ]
          Rule 12(g)-4(a)(2)(ii)    [ ]   Rule 15d-6                 [ ]
          Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:
  1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Biomatrix, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   DECEMBER 19, 2000                   GENZYME BIOSURGERY CORPORATION


                                            By:  /S/  EARL M. COLLIER, JR.
                                                --------------------------------
                                                 Name:  Earl M. Collier, Jr.
                                                 Title: President